Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Completes Acquisition
of National Security Research, Inc.
Expands Capabilities in Homeland Security and National Defense

Arlington, Va., October 17, 2005 - CACI International Inc (NYSE: CAI) announced today that it has completed its transaction to purchase all of the outstanding shares of National Security Research, Inc. (NSR). Headquartered in Arlington, Virginia, NSR is a leading provider of professional and analytic services and solutions to the federal government and the private sector. The company specializes in helping to strengthen U.S. national security policy and solutions in the command and control, homeland security, advanced concepts and international security, and missile defense markets, supporting both federal government and aerospace and defense industry customers. Terms were not disclosed, but the transaction is anticipated to be accretive to CACI's fiscal year ending June 30, 2006.

NSR is an employee-owned firm with approximately 100 employees and 50 consultants. The company's employees are located in Virginia, New Mexico, and at client sites around the country. The firm recorded revenue of $17 million for its fiscal year ending November 30, 2004. The majority of NSR employees are cleared staff with deep subject-matter expertise. Senior executives average more than 30 years of high-level government experience. The company is well positioned in high growth areas of U.S. national and homeland security, providing strategic assessments and planning, policy analysis, and tailored technical and advisory support to key policy and decision-makers in government and industry.

Dr. J.P. (Jack) London, CACI Chairman, and CEO, said, "CACI has maintained record growth in part from our strong and focused mergers and acquisition (M&A) program. Our acquisition of National Security Research, Inc. represents a strategic integration of capabilities that support our target growth areas in homeland security and national priorities related to the war on terrorism. We welcome the talented and highly dedicated and qualified employees of NSR. They bring an outstanding reputation for integrity and ethics, an exceptionally skilled workforce with top security clearances, and a proven track record supporting the highest levels of government in prosecuting national and homeland security missions."

London continued, "The M&A market remains robust for CACI, and we maintain an active and ongoing pursuit of companies that provide the right fit with our capabilities and corporate culture of excellence. We believe NSR will be a great addition to the CACI family, adding value to our client offerings and enhancing our ability to serve as a trusted provider of solutions for national defense and security."

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 1000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,500 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of the appeal of CACI International Inc ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; changes that could result from accounting adjustments requested in connection with finalizing our Report on Form 10-K; and other risks described in the company's Securities and Exchange Commission filings.

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For investor information contact: David Dragics Vice President, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Executive Vice President, Public Relations (703) 841-7803 jbrown@caci.com